Exhibit 10.2

ADDENDUM

TO

EMPLOYMENT AGREEMENT

between

Tankers Services AS

and

Tom R. Kjeldsberg

Wiersholm, Melibye & Bech, advokatfirma AS - M.N.A
Ruseløkkveien 26. P O Box 1400 Vika, N-0115 Oslo, Norway. T: +47 210 210 00. F: +47 210 210 01. www.wiersholm.no
Bank Account No: 6011.05.43908. Reg. No. 981 371 593 MVA

This addendum agreement (the “Addendum”) has been made on this 29th  of May, 2008, by and between:

Tankers Services AS, a company incorporated under the laws of Norway having its registered office at Haakon VII’s gt 1, Oslo, Norway (“Employer”), and

Tom R. Kjeldsberg, an individual having his address in Suhmsgate 28, 0362 Oslo, Norway (“Executive”).

hereinafter referred to as “Party” in the singular and the “Parties” in the plural:

1.	BACKGROUND

On the 19th of March, 2007, the Parties entered into an employment agreement (the “Agreement”).

Now, the Parties have agreed to make this Addendum to the Agreement.

2.	DEFINITIONS

Unless otherwise provided for herein, all definitions in this Addendum shall have the same meaning as set out in the Agreement.

3.	TERMINATION UPON DEATH OR DISABILITY

This clause 3 shall replace clause 3.6 of the Agreement.

a.
Executive’s employment with Employer shall terminate immediately upon Executive’s death or Disability (as defined below). In the event Executive’s employment terminates due to death or Disability, then Employer shall continue to pay Executive’s Salary through the first anniversary of the effective date of such termination of employment.

b.
For purposes of this Agreement, the term “Disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform Executive’s duties in a normal manner for a period of 365 days or such longer period required for the Employer to be entitled to lawfully terminate the Executive’s employment under Section 15-8 of the Employment Act.

4.	USE OF DATA SYSTEMS, E-MAIL AND INTERNET

4.1.
The Employer’s and/or the Parent Company’s internal and external information system (e.g. electronic mail system, data bases and other computer based systems for internet and intranet) are the exclusive property of the Employer and the Parent Company. The Executive shall, as a general rule, use the Employer’s and Parent Company’s information systems exclusively in connection with his work.

4.2.
The Employer and the Parent Company may without prior warning access and take printouts of all business-related data which the Employer and/or the Parent Company has a justified interest in having access to or taking printouts of. The term data includes incoming and outgoing electronic mail, documents, data bases and other electronically stored material, Data may typically be accessed if the Executive is absent from work due to illness, holiday etc, but also in other circumstances if the Employer and/or the Parent Company in its sole discretion considers that it has justifiable grounds.

4.3.
If the Executive uses the Employer’s and/or the Parent Company’s information systems for private purposes, he shall ensure that data is marked so that it is visible for the Employer and/or the Parent Company that it is of a private nature. The Employer and/or the Parent Company reserves the right to access and take printouts of data that appears to be or is marked private if the Employer and/or the Parent Company has reasonable grounds to believe that there is a breach of this employment contract that can give grounds for dismissal or summary dismissal or there are other weighty reasons for access.

4.4.
Where practicable and there are no justifiable reasons to the contrary, the Employer and/or the Parent Company shall endeavour to notify the Executive before data is accessed in order that the Executive or his representative may attend

4.5.
The Executive acknowledges that the Employer and/or the Parent Company keeps an automatic log of the Executive’s Internet activity through the Employer’s and/or Parent Company’s information systems for the purpose of administrating the information systems and detecting and resolving security violations.

4.6.
The Executive also acknowledges that use of the Employer’s and/or the Parent Company’s information systems will be reviewed at regular intervals to ascertain whether it is suited to the Employer’s and/or the Parent Company’s needs and whether the safety strategy is sufficiently secure. The Executive also acknowledges that all attempts at unauthorised use of the Employer’s and/or the Parent Company’s information systems are registered.

4.7.
The Executive hereby acknowledges and consents that the Employer and/or the Parent Company can handle personal information, including accessing and taking printouts of documents described above, and can access the Executive’s use of the Employer’s [and/or the Parent Company’s information system for Internet etc.

4.8.
The Executive shall familiarise himself with and at all times keep himself up-to-date on the Employer’s and/or the Parent Company’s guidelines for use of the Employer’s and/or the Parent Company’s internal and external information systems and the consequences of breach of these guidelines.

5.	THE AGREEMENT

The Agreement shall otherwise continue in full force and effect.

                                        * * *

This Addendum is signed in two original counterparts, of which the parties keep one counterpart each.

For and on behalf Tankers Services AS	Tom R. Kjeldsberg
/s/ Ole Jacob Diesen	/s/ Tom R. Kjeldsberg
Ole Jacob Diesen	Tom R. Kjeldsberg